Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2023, relating to the financial statements of Atlis Motor Vehicles, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Atlis Motor Vehicles, Inc.'s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Atlis Motor Vehicles, Inc. for the years ended December 31, 2022 and 2021, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Prager Metis CPAs LLP

El Segundo, CA

March 16, 2023